CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to references to our firm under the heading “Other Service Providers” in the Proxy Statement/Prospectus and “Service Providers”, “Portfolio Holdings Information” and “Financial Statements” in the Statement of Additional Information in this Registration Statement under the Securities Act of 1933 (Form N-14), filed with the Securities and Exchange Commission.

BBD, LLP

Philadelphia, Pennsylvania
May 5, 2017